500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Inuvo Announces Unaudited Financial Results for the Fourth Quarter and Full Year Ending December 31, 2019

IntentKey generated approximately $8.5 million in revenue for the full year 2019

IntentKey revenue is expected to increase 48% in the first quarter of 2020 compared to the prior year period

LITTLE ROCK, AR, March 25, 2020 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by IntentKeyTM artificial intelligence that serves brands and agencies, today announced its preliminary unaudited financial results for the fourth quarter and full year period ending December 31, 2019. Revenue for the 2019 fourth quarter and full year totaled $18.2 million and $61.5 million, respectively. IntentKey, Inuvo’s proprietary machine learning technology, accounted for approximately 14% of 2019 revenue generating $8.5 million during its first full year of operation.

Richard Howe, CEO of Inuvo, commented, “2019 was a significant year for Inuvo, marking the first full operational year of the IntentKey integration with AppNexus. During the period we generated $8.5 million of IntentKey sales with margins in the fourth quarter over 40% and a 2020 path to IntentKey break even at roughly $3.5 million in quarterly revenue. In the 2019 fourth quarter, we generated positive Adjusted EBITDA in large part due to the IntentKey revenue and margin contributions. We expect IntentKey revenue for the first quarter of this year to increase 48% over the $1.3 million revenue reported for the first quarter of last year.”

Howe added, “we are also pleased to have recently announced that we closed a loan and security agreement with Hitachi Capital America Corp. to become our new primary lender and we closed a $688 thousand private placement of common stock with our Board members.”

Unaudited Financial Results for the Three Months and Full Year Ended December 31, 2019:

Net revenue for the 2019 fourth quarter totaled $18.2 million as compared to $17 million for the same period in 2018, an increase of 7%. Net revenue for the full year ended December 31, 2019 totaled $61.5 million as compared to $73.3 million for the same period in 2018, a decrease of 16.1%. The full year revenue was primarily impacted by lost momentum within the ValidClick business during the merger that was terminated in June 2019, and to the attrition of $3.5 million of publisher technology revenue associated with the IntentKey re-engineering strategy in 2018. ValidClick revenue for the fourth quarter this year was $15.5 million, an increase of approximately 4% over the same period in 2018. Overall revenue from IntentKey partially offset these declines and was approximately $8.5 million for the 2019 full year.

Adjusted EBITDA for the 2019 fourth quarter totaled $47 thousand as compared to an Adjusted EBITDA loss of $1.2 million for the same period in 2018. Adjusted EBITDA loss for the full year ended December 31, 2019 totaled $2.4 million as compared to an Adjusted EBITDA loss of $1.4 million for the same period in 2018.

Net loss for the 2019 fourth quarter totaled $859 thousand as compared to a net loss of $2.2 million for the same period in 2018. Net loss for the full year ended December 31, 2019 totaled $4.5 million as compared to a net loss of $5.9 million for the same period in 2018.

Gross profit for the 2019 fourth quarter totaled $12.8 million as compared to $9.1 million for the same period in 2018, an increase of 41.6%. Gross profit for the full year ended December 31, 2019 totaled $38.8 million as compared to $43.4 million for the same period in 2018, a decrease of 10.6%. Gross profit margin in 2019 increased to 63.1% as compared to 59.2% in 2018 primarily due to the change of revenue mix within the ValidClick business. IntentKey gross margins were 41.6% in the fourth quarter and increased over the year from 10.4% in January to 46% in December of 2019.

Operating expenses for the 2019 fourth quarter totaled $14.1 million as compared to $11.1 million for the same period in 2018, an increase of 27.0%. Operating expenses for the full year ended December 31, 2019 totaled $46.6 million as

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compared to $48.8 million for the same period in 2018, a decrease of 4.7%. The higher operating expenses in the fourth quarter of 2019 was primarily due to higher marketing costs associated with the higher revenue in the same period.

Other income, net, of $3.4 million in 2019 is due primarily to the receipt of the one-time merger termination fee of $2.8 million and the excess fair value over assets received of $967 thousand associated with the failed merger in June 2019, offset by approximately $191 thousand due to the change of the fair market value of the derivative liability associated with convertible promissory notes and to $255 thousand due to the conversion of a portion of the convertible promissory notes.

Cash as of December 31, 2019 totaled $372,989 as compared to $228,956 as of December 31, 2018. Between December 31, 2019 and March 20, 2020, the Company has raised $688 thousand from the sale of its securities and has refinanced its previous credit facility with a new $5 million facility with Hitachi Capital America Corp.

We are unable at this time to predict the long term impacts of the COVID-19 pandemic on our company. Thus far, we have experienced a pause in marketing campaigns for two new IntentKey clients signed in March 2020 and a potential impact from a number of suppliers within ValidClick. Our office in San Jose, California is closed due to the stay at home order in place for California residents. We closed our Little Rock, Arkansas office and have issued a work from home policy to protect our employees and their families from potential virus transmission among co- workers. Generally, marketing budgets tend to decline in times of a recession. We have started to curtail some travel and entertainment expenses. We are beginning to experience interruptions in our daily operations, including our 10K reporting process, as a result of these policies. Should the impact of the virus on the United States be prolonged, we would expect a corresponding impact to marketing budgets as companies move to preserve cash. This in turn could have a negative impact on our business and results of operations.

We are in the process of completing our audit for 2019 and the results announced for the fourth quarter and full year 2019 contained herein are preliminary, unaudited and subject to audit adjustment. While the audit of our year-end numbers is substantially complete and we are issuing the unaudited earnings contained herein, the finalization of our audit and related Form 10-K have been delayed due to the impact of COVID-19. We are currently in the process of working with our auditors on a remote basis to complete our audit and our internal and external review of our Form 10-K, including a more detailed assessment of the impact of COVID-19 on our business. We anticipate taking advantage of regulatory relief provided by the Securities and Exchange Commission and taking an additional 45 days to file our Form 10-K and audited 2019 financial statements.

Conference Call Details:
Date: Wednesday, March 25, 2020
Time: 4:30 p.m. Eastern Time
Toll-free Dial-in Number: 1-888-394-8218
International Dial-in Number: 1-323-701-0225
Conference ID: 3905092
Live Webcast: https://investor.inuvo.com/ir-calendar

A telephone replay will be available through April 8, 2020. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 3905092 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

About the IntentKeyTM
Inuvo®’s IntentKeyTM is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKeyTM to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKeyTM enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

Safe Harbor / Forward-Looking Statements / Disclosures
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation, statements made with respect to expectations with respect to the results of revenues from IntentKey in future periods, our lack of profitable operating history, changes in our business, potential need for additional capital, the ultimate impact of the COVID-19 pandemic on our industry in general and our business in particular, and other risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, and our other filings with the SEC. The company’s quarterly reports filed on form 10-Q with the Securities and Exchange Commission for the quarterly periods during year ended December 31, 2019 have included disclosure concerning our ability to continue as a going concern. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo, Inc. and are difficult to predict. In addition, our expectations about full year 2019 results are based on preliminary unaudited information about the full year, internally prepared by management, have not been audited and are subject to revision. There can be no assurance that actual results for the periods presented herein will not differ from the preliminary financial information presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP to be included in our Annual Report on Form 10-K for the year fiscal year ended December 31, 2019 to be filed with the SEC. The information which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	December 31,	December 31,
	2019	2018
Assets

Cash	$372,989	$228,956
Accounts receivable, net	7,529785	6,711,595
Prepaid expenses and other current assets	243,888	271,466
Total current assets	8,146,662	7,212,017

Property and equipment, net	1,374,152	2,123,672

Goodwill	9,853,342	9,853,342
Intangible assets, net	10,451,593	9,441,681
Other assets	865,178	35,170
Total other assets	21,170,114	19,330,193
Total assets	$30,690,928	$28,665,882

Liabilities and Stockholders’ Equity

Accounts payable	$7,520,567	$9,499,541
Accrued expenses and other current liabilities	4,057,340	2,489,834
Financed receivables	3,381,364	1,859,853
Convertible promissory notes (net)	536,806	0
Notes payable	0	250,000
Derivative liability	182,250	0
Total current liabilities	15,678,327	14,099,228
Deferred tax liability	2,019,200	2,339,832
Convertible promissory notes (net)	0	1,000,000
Other long-term liabilities	452,051	193,007
Total long-term liabilities	2,471,251	3,532,839

Total stockholders' equity	12,541,350	11,033,815
Total liabilities and stockholders' equity	$30,690,928	$28,665,882

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2,019	2,018	2019	2018
Net revenue	$18,222,984	$17,015,636	$61,525,214	$73,330,642
Cost of revenue	5,390,377	7,955,527	22,700,873	29,921,482
Gross profit	12,832,607	9,060,109	38,824,341	43,409,160
Operating expenses
Marketing costs	10,122,874	6,826,268	30,135,991	31,852,190
Compensation	2,023,231	1,775,196	7,753,528	8,524,476
Selling, general and administrative	2,000,900	2,534,641	8,673,015	8,502,874
Total operating expenses	14,147,005	11,136,105	46,562,534	48,879,540
Operating loss	(1,314,398)	(2,075,996)	(7,738,193)	(5,470,380)
Interest expense, net	29,348	(123,840)	(482,210)	(420,452)
Other income, net	92,035		3,397,902
Net loss before taxes	(1,193,015)	(2,199,836)	(4,822,501)	(5,890,832)
Income tax (loss) benefit	334,394	(8,625)	334,394	-
Net (loss)	(858,621)	(2,208,461)	(4,488,107)	(5,890,832)
Earnings per share, basic and diluted
Net (loss) income	($0.020)	($0.070)	($0.110)	($0.190)
Weighted average shares outstanding
Basic	50,450,199	32,435,303	40,454,779	31,019,623
Diluted	50,450,199	32,435,303	40,454,779	31,019,623

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA (unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Loss from continuing operations before taxes	($1,193,015)	$2,199,836)	($4,822,501)	$5,890,832)
Interest expense, net	(29,348)	123,840	482,210	420,452
Depreciation	394,019	472,034	1,680,105	1,815,281
Amortization	596,507	337,626	1,742,280	1,366,337
EBITDA	(231,837)	(1,266,336)	(917,906)	(2,288,762)
Stock-based compensation	195,284	87,874	789,914	915,469
Non-recurring expense:
Costs incurred during the Terminated Merger	-	-	991,158	-
Merger Termination Fee	-	-	(2,800,000)	-
Retargeter fair value over contractual value	-	-	(958,288)	-
Adjustment to derivative liability accounts	- 83,214	- -	544,014	- -
Adjusted EBITDA	$46,661	$1,178,462)	($2,351,108)	$1,373,293)

Reconciliation of Loss from Continuing Operations before Taxes to Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.